EXHIBIT (a)(9)

                     97/14
                     FROM:                     ALBERT G. FERECK
                     RELEASE:                  UPON RECEIPT
                     PHONE:                    (717) 829-8756



                       PG ENERGY EXTENDS SELF TENDER OFFER
                       -----------------------------------

          Wilkes-Barre, PA, May 19, 1997 - PG Energy Inc., formerly known as Pennsylvania Gas and Water Company, announced today that it has extended its offer to purchase its 4.10% Cumulative Preferred Stock. The offer will now expire at 5:00 p.m., New York City time, on Friday, May 23, 1997.

          PG Energy Inc. provides natural gas to approximately 148,000 customers in twelve counties in northeastern Pennsylvania.